 Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts" and to the incorporation by reference of our report dated July 24, 2020, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Global Fintech Holdings Intermediate, Ltd. as of and for the period ended December 31, 2019, in this Registration Statement on Form S-3 and related Prospectus of MICT, Inc., and filed with the Securities and Exchange Commission.

/s/RBSM LLP
New York, NY
August 12, 2020